Exhibit 23.3

633 SEVENTEENTH STREET SUITE 1700 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference of information from our reserves report dated January 18, 2019, included in or made a part of PDC Energy, Inc.’s (“PDC”) Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, and our summary report attached as Exhibit 99.1 to the Form 10-K, each incorporated by reference in the Registration Statement of PDC on Form S-8, including any amendments thereto (collectively, the “Registration Statement”), and information derived from such reports in the Registration Statement and any related prospectuses. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

\s\ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO
January 14, 2020